EXHIBIT 2.2

                 CONTRIBUTION AGREEMENT

                              DEERFIELD WOODS

     THIS CONTRIBUTION AGREEMENT (this "AGREEMENT") is dated as of this 17th day of December, 1999, and is among HOME PROPERTIES OF
NEW YORK, L.P., a limited partnership formed under the laws of New York, having its principal office at 850 Clinton Square, Rochester, New York 14604 ("HOME PROPERTIES"), Deerfield Woods Venture Limited Partnership, a limited partnership formed under the laws of Michigan, having its principal office at c/o Schostak Brothers & Company, Inc., 25800 Northwestern Highway, Suite 750, Southfield, Michigan 48075 (the "PARTNERSHIP"), and Deerfield Woods Home Properties LLC, a limited liability company formed under the laws of Michigan, having its principal office at c/o Schostak Brothers & Company, Inc., 25800 Northwestern Highway, Suite 750, Southfield, Michigan 48075 (the "COMPANY").

                           W I T N E S S E T H :

     This Agreement is made with reference to the following facts and objectives:

     A. The Company owns (or, prior to the Closing Date, shall own) a one hundred percent (100%) fee simple interest in a Michigan apartment property comprising 144 dwelling units known as Deerfield Woods Apartments (the "PROPERTY").

     B. Upon the terms and conditions set forth in this Agreement, Home Properties desires to obtain one hundred percent (100%) of the member interests (the "INTERESTS") in the Company in exchange for assumption of the Existing Loan covering the Property and limited partnership interests (the "OP UNITS") in Home Properties issued to the Partnership.

     C. It is expected that the exchange of the Interests for OP Units will qualify for Federal income tax purposes, as a tax free transfer, pursuant to Section 721 of the Code, and the parties will file their tax returns and keep their books and records in a manner consistent with this expectation.

     D. As used in this Agreement with initial capital letters, the following terms, in each instance, shall have the meaning ascribed thereto:

     "AFFILIATED   COMPANIES"   shall   mean   Macomb  Apartments   Limited
Partnership, a Michigan limited partnership, and Macomb Apartments Home Properties LLC, a Michigan limited liability company;

     "CODE" shall mean and refer to the Internal Revenue Code of 1986, as amended;

     "CLOSING   DATE"   shall   have   the   meaning   given   to   it   in
SECTION 5.2 below;

     "COMPANY" shall mean Deerfield Woods Home Properties LLC;

     "ENVIRONMENTAL LAWS" shall mean and refer to any Federal, state, county or municipal environmental, health, chemical use, safety or sanitation law, statute, ordinance or code relating to the protection of the environment, and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials. and the rules, regulations and orders promulgated and/or issued thereunder;

     "EXISTING LENDER" shall mean and refer to GE Financial Assurance;

     "EXISTING LOAN" shall mean the Note in favor of the Existing Lender, which had an original principal balance of Three Million Five Hundred Twenty-five Thousand Dollars 00/100 ($3,525,000.00) and which has a principal balance as of October 31, 1999 of Three Million Four Hundred Eighty-four Thousand Eight Hundred Eighty-six Dollars and 78/100 ($3,484,886.78) and which is secured by a mortgage or deed of trust on the Property;

     "GENERAL PARTNER" shall mean and refer to Seven Mile/Farmington, Inc.;

     "HAZARDOUS MATERIALS" shall mean and refer to any hazardous substances described or defined in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) the Hazardous Materials Transportation Act, as amended; (iii) the Resource Conservation and Recovery Act, as amended; (iv) the Toxic Substances Control Act, as amended; and (v) any applicable Michigan Environmental Laws, and the regulations promulgated thereunder, in each case, as at the date of this Agreement;

     "HME" shall mean and refer to Home Properties of New York, Inc., a Maryland corporation (which operates as a self-administered, and self-managed, equity real estate investment trust);

     "HME COMMON SHARES" shall mean and refer to the shares of common stock in HME, which are traded on the New York Stock Exchange;

     "HOME PROPERTIES" shall mean and refer to Home Properties of New York, L.P., a New York limited partnership (in which HME is the sole general partner, and through which HME conducts its operational, management and investing activities);

     "INTERESTS" shall mean and refer to all of the member interests in the Company;

     "OP UNITS" shall mean and refer to limited partnership interests in Home Properties, which are, subject to restrictions, exchangeable, on a one-to-one basis, for HME Common Shares;

     "OPERATING PARTNERSHIP AGREEMENT" shall mean and refer to the Second Amended and Restated Agreement of Limited Partnership of Home Properties, as amended;

     "OPERATING PARTNERSHIP AMENDMENT" shall mean and refer to an amendment to the Operating Partnership Agreement whereby the Partnership is admitted as a limited partner to Home Properties;

     "PARTNERSHIP" shall mean and refer to Deerfield Woods Venture Limited Partnership, a Michigan limited partnership;

     "PROPERTY" shall mean and refer to the apartment project known as Deerfield Woods Apartments, including: (i) the land occupied by such apartment project (the "LAND"), as more particularly described on EXHIBIT A attached hereto, together with (a) all and singular the easements, rights-of-way, rights, privileges, benefits, tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and (b) all right, title and interest of the Company in and to any land lying in the bed of any street, road, avenue or alley, open or proposed, public or private, in front of, behind, or otherwise adjoining the Land, or any part of the Land, including, without limitation, all right, title and interest of the Company in and to (1) any award made after the date of this Agreement as a result of condemnation, or in lieu thereof, and (2) any unpaid award as at the date of this Agreement as a result of condemnation, or in lieu thereof; and (ii) all buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land (the "IMPROVEMENTS"), including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, and fixtures, parking lots and facilities, landscaping, roadways, fences, mail boxes, sidewalks, maintenance buildings, swimming pools and other recreational facilities, security devices, signs and light fixtures.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, agreements and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Partnership and Home Properties agree as follows:

                                ARTICLE I.

                             EXCHANGE

     1.1 EXCHANGE.

          a. Subject to closing under this Agreement, the Partnership, as sole member of the Company, hereby agrees that it will exchange one hundred percent (100%) of the Interests in the Company for OP Units.

          b. Prior to the Closing Date, the Partnership shall convey to the Company all right, title and interest of the Partnership in and to the following, which shall remain the property of the Company as of and after the Closing Date:

              (i)  the Property

              (ii)  the Other Items (as hereinafter defined)

              (iii)  all  present and subsequent leases with tenants, and/or other  occupancy  agreements, together with all pending
                    applications  for  tenancy   (in   each  instance,  the
                    "LEASES");

               (iv)  all  service and maintenance contracts,  and  equipment leases, used or useful in connection with the Property, and which are not to be terminated under this Agreement (in each instance, the "SERVICE CONTRACTS"), including, without limitation, natural gas purchase contracts, vehicle, communication and other equipment leases (the "EQUIPMENT LEASES," and the vehicles and equipment
                    covered   thereby   being  herein  called  the  "LEASED
                    EQUIPMENT"), coin-operated laundry concession leases, and pending purchase orders, all of which are listed on
                    SCHEDULE 1 attached hereto; and

               (v) all trademarks, service marks, logos, trade, assumed or business names, and telephone numbers related to the use and operation of the Property (in each instance, the "TRADE NAMES").

                                ARTICLE II.

                               CONSIDERATION

     2.1. TOTAL CONSIDERATION.   The aggregate consideration (the
"CONSIDERATION") payable by Home Properties for the Interests shall be Five Million Seven Hundred Thousand Dollars ($5,700,000.00), payable in OP Units pursuant to SECTION 2.3, subject to adjustments at Closing pursuant to SECTION 2.6 and SECTION 2.7.

     2.2. ASSIGNMENT OF MEMBER INTERESTS.

          (a) On the Closing Date, the Partnership, as sole member of the Company, shall assign the Interests to Home Properties in exchange for the assumption of the indebtedness under the Existing Loan and the Conversion Price and the Deferred Consideration Right as provided below. "CONVERSION PRICE" means the Consideration less the principal amount at the Closing Date of the Existing Loan less the Reserve Amount.

          (b) "RESERVE AMOUNT" means the sum of (a) an amount equal to the current liabilities of the Company as of the Closing Date (other than the principal amount of the Existing Loan) (the "LIABILITIES RESERVE") and
(b) One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "INDEMNITY RESERVE"). The Reserve Amount shall consist of OP Units, the number of which shall be calculated in accordance with the price formula set forth in
SECTION 2.3(b) below.  The Reserve Amount  shall  be  held
and disbursed by the Disbursing Agent (as defined in
SECTION 2.3) as described in SECTIONS 2.4 and 2.8.   "DEFERRED
CONSIDERATION RIGHT" means the right to receive the Reserve Amount less all amounts used to satisfy the current liabilities of the Company ("LIABILITIES CLAIMS") and any amounts paid or subject to claims of Home Properties by reason of a material breach or material misrepresentation of any representations, warranties, covenants or agreements of the Company which survive Closing (but only during the period of such survival) ("INDEMNITY CLAIMS").

     2.3 PAYMENT OF THE CONVERSION PRICE.

          (a) At Closing, the Reserve Amount shall be delivered to the escrow offices of the Title Company (the "DISBURSING AGENT"), in accordance with the Escrow Agreement.

          (b) At Closing, the Conversion Price payable to the Partnership as sole member of the Company shall be paid by the issuance of OP Units. The number of OP Units to be issued to the Partnership shall be the Conversion Price divided by the "MARKET VALUE" of an OP Unit. The Market Value of an OP Unit shall be equal to the average closing price of a share of common stock of HME, as listed on the New York Stock Exchange, for twenty (20) consecutive trading days prior to, but not including, the day before the Closing Date; however, if the twenty (20) day average value of an OP Unit is less than Twenty-Six and 00/100 Dollars ($26.00), then the Market Value of an OP Unit shall be deemed to be Twenty-Six and 00/100 Dollars ($26.00), and if the twenty (20) day average value of an OP Unit is greater than Twenty-Eight and 00/100 Dollars ($28.00), then the Market Value of an
OP Unit shall be deemed to be Twenty-Eight and 00/100 Dollars ($28.00).

          (c) Subject to the terms of a Lock-Up Agreement, in the form of EXHIBIT F attached hereto, to be dated the Closing Date, and to the terms of the Operating Partnership Agreement, the OP Units will be convertible into HME Common Shares, on a one-to-one basis, after the elapse of one (1) year from and after the Closing (the "LOCK-UP PERIOD"), during which the Partnership will be restricted from converting, or transferring, any of the OP Units, provided, however, that (i) during the Lock-Up Period the Partnership may transfer OP Units to Accredited Investors (as defined in Regulation D) who are permitted transferees under Section 6.05(c) of the Operating Partnership Agreement and (ii) this restriction shall not be applicable to estates of deceased owners of OP Units.

          (d) From and after the expiration of the Lock-Up Period, the Partnership shall have all of the transfer, exchange and conversion rights with regard to the OP Units as are set forth in the Operating Partnership Agreement, and the Partnership shall, within the four (4) year period following the expiration of the Lock-Up Period, distribute the OP Units to the partners of the Partnership in proportion to their respective interests.

          (e)Upon the terms and conditions of a Registration Rights Agreement, in the form of EXHIBIT D attached hereto, to be dated the Closing Date, the Partnership shall have registration rights and a listing commitment with regard to the shares of HME Common Shares into which the OP Units can be converted (the "REGISTRATION RIGHTS"), including demand and piggy back rights. The exercise of Registration Rights shall be without cost to the Partnership. In addition, within ten (10) months after the Closing, HME agrees to file and keep current at its sole cost and expense, a registration statement (the "REGISTRATION STATEMENT") with the SEC registering the resale of the HME Common Shares into which the OP Units may be converted and to use reasonable commercial efforts to have the registration promptly declared effective by the Securities and Exchange Commission ("SEC"). Notwithstanding anything to the contrary contained in this Agreement, in the event that HME has not filed the Registration Statement with the SEC by the date (the "OUTSIDE FILING DATE") which is eleven (11) months after the Closing Date, then for and with respect to each day during the period between the Outside Filing Date and the date on which the Registration Statement is filed with the SEC, Home Properties shall pay to the Partnership, as liquidated damages and not as a penalty, the sum of One Thousand and 00/100 Dollars ($1,000.00).

     2.4 PAYMENT WITH RESPECT TO DEFERRED CONSIDERATION RIGHTS.

          (a) On the 90th day after the Closing Date, the Disbursing Agent shall distribute to the Partnership that portion of the Liabilities Reserve which has not been paid for the liabilities of the Company as provided in this Agreement, and one-half of that portion of the Indemnity Reserve that has not been paid or subject to Indemnity Claims.

          (b) On the 180th day after the Closing Date, the Disbursing Agent shall distribute to the Partnership that portion of the Indemnity Reserve that has not been paid, disbursed or subject to Indemnity Claims.

          (c) At any time, and from time to time, after the 180th day after the Closing Date that there is a Final Determination (as defined in EXHIBIT G) that any remaining portion, if any, of the Indemnity Reserve is
no  longer  subject  to  Indemnity  Claims,  the   Disbursing  Agent  shall
distribute such remaining portion to the Partnership.

     2.5 PRORATED DISTRIBUTION.   The initial distribution payable with
respect to OP Units issued as the Consideration shall be made on the date on which HME pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the OP Units were issued and shall be pro-rated such that the Partnership shall receive a pro-rata distribution for the period from the date on which the OP Units were issued to and including the last day of the calendar quarter in which the OP Units were issued.

     2.6 ADJUSTMENTS AT CLOSING.   With respect to the Property, the
following shall be adjusted and pro-rated between Home Properties and the Partnership as of the Closing Date as if Home Properties became the owner of the Property as of midnight of the night preceding the Closing Date and as if the Partnership was the owner of the Property prior thereto:

          (a) real estate and personal property taxes on the usual and customary "due date" basis;

          (b) water and sewer rents and charges;

          (c) fuel, electricity and other utilities;

          (d) charges under the service contracts;

          (e)laundry income;

          (f) interest, reserves and escrows with respect to the Existing Loan; and

          (g) rents.

               (i) All rent payments and other amounts (hereinafter collectively referred to in this
                    SECTION 2.6 as "RENT") collected on
                    or before the Closing Date for the month in which the Closing Date occurs shall be prorated as between the parties as of the Closing Date.

               (ii)  All rent collected  after  the  Closing  Date  shall be applied first to the rent due for the month in which such rent was collected and shall then be applied to the next most recent delinquent rent, including any rent which was not collected for any period prior to the Closing Date. Delinquent rent amounts collected with respect to any period prior to the Closing Date shall belong to the Partnership as the former member of the Company and, if paid to Home Properties, Home
                    Properties  shall   promptly  send  such  rent  to  the
                    Partnership for distribution to the former partners of the Partnership pursuant to the agreement described in PARAGRAPH (e) of SECTION 7.1.

               (iii)  All  rent  collected by the Company or the Partnership, prior to the Closing Date, for months subsequent to Closing Date shall be paid to Home Properties on the Closing Date.

               (iv)  All rent collected  for  rental periods on or after the
                    Closing Date shall belong to Home Properties and, if paid to the Company or the Partnership shall be promptly sent to Home Properties.

Any error in the calculation of adjustments shall be corrected and any post-closing receipts or expenditures related to the period prior to Closing shall be prorated subsequent to the Closing Date with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of the 90th day after the Closing Date. Amounts to be paid as an adjustment in favor of the Company or the Partnership shall be paid by Home Properties in cash at Closing. Amounts to be paid as an adjustment in favor of Home Properties shall, at the option of the Partnership, be paid in cash or charged against the Consideration.

     2.7 COSTS.

          (a) Home Properties shall pay any assumption fees payable to the Existing Lender, all recording fees, the cost of the UCC Searches, the cost of obtaining a Survey map, its attorneys' fees and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. The Partnership shall pay its attorneys' fees, any Michigan state and local transfer tax, any recapture as a result of the assignment of the Interests due to the Michigan single business tax, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by
the seller of similar property.   Home Properties and the Partnership shall
share equally the costs of the premium for the title insurance policy, except that Home Properties shall be liable for the costs of any endorsements to the title insurance policy.

          (b) At the Partnership's election, some or all amounts payable pursuant to SECTION 2.7(a) by the Partnership may be charged against the Consideration, in which event Home Properties shall cause same to be paid, or paid in cash.

     2.8 ESCROW AGREEMENT. The Reserve Amount shall be held and disbursed pursuant to the terms of an escrow agreement that shall be in form attached hereto as EXHIBIT G.

     2.9 INSURANCE REFUND. On the Closing Date, Home Properties shall cause the cancellation of all insurance maintained by the Company and thereafter shall diligently seek to obtain such refunds as may be due on account of such cancellation. Upon receipt of such refunds, Home Properties shall pay them over to the Partnership as former member of the Company for distribution to the partners of the Partnership.

                               ARTICLE III

                  ARTICLE REPRESENTATIONS AND WARRANTIES

     3.1 BY THE COMPANY. The Company hereby represents and warrants to Home Properties that each of the following is true, complete and accurate in all material respects as of the date hereof and as of the Closing Date. The phrase "to the best knowledge of the Company" as used in this Agreement shall mean the actual knowledge of David W. Schostak.

          (a) PROPERTY DESCRIPTION. The Property owned by the Partnership or the Company as of the date hereof and which shall be owned by the Company on the Closing Date shall include 144 apartments and is more particularly described on EXHIBIT A, attached hereto.

          (b) OTHER ITEMS. Except in nonmaterial respects, the following items now in or on the Property are owned by the Partnership or the Company as of the date hereof and shall be owned by the Company on the Closing
Date:

               (i)  all heating, plumbing and lighting fixtures;

               (ii)  ranges, refrigerators, disposals and dishwashers, water heaters;

               (iii)  any and  all bathroom fixtures, wall-to-wall carpeting, traverse rods, exhaust fans, hoods, signs, screens, maintenance building, model unit furniture, fences, carpeting and runners, cabinets, mirrors, shelving, any humidifier and dehumidifier units, air conditioning
                    units,  mailboxes,   office   furniture,   and  related
                    equipment   in   connection   with   the  Project,  but
                    specifically excluding washers and dryers which are not owned by the Company; and

               (iv)  any fixtures appurtenant to the Property  and any other furniture or equipment used in connection with the operation and maintenance of the Property, including any vehicles used in connection with the operation and maintenance of the Property (hereinafter with the items listed in (l)- (3) above, collectively, the "OTHER ITEMS").

          (c) CONDITION OF OTHER ITEMS.   To  the  best  knowledge of the
Company, substantially all of the Other Items are in reasonable working order or condition. Except with respect to the Existing Loan, the Company has not subjected any of the Other Property to any security interests, liens, claims, charges or other encumbrances.

          (d) ORGANIZATION  AND  AUTHORIZATION.   The  Company  is a limited
liability company duly organized, validly existing and in good standing under the laws of the State of Michigan and was formed under the laws of the State of Michigan. It has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Partnership is the sole member of the Company.

          (e) AUTHORITY RELATIVE TO THIS AGREEMENT. (i) the Company has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) as of the Closing Date, all actions necessary to be taken by it or on its behalf to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, will have been duly and validly taken; and (iii) this Agreement has been duly and validly executed and delivered by it and, assuming due execution and delivery by Home Properties, constitutes a valid and binding agreement enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (f) CONSENTS AND APPROVALS; NO VIOLATION. To the best knowledge of the Company, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or will result in any breach of any provision of its Articles of Organization or Operating Agreement; (ii) require it to obtain any consent, approval, authorization or permit from, or file with or notify, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect (defined below); (iii) except to the extent that the consent of the Existing Lender is required for assumption of the Existing Loan, constitute a breach or will result in a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of any kind to which it is a party or by which it is bound, except for any such breach or default as would not have a Material Adverse Effect; or (iv) violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to it, which violation would have a Material Adverse Effect, unless any waiver, consent, approval, authorization, permit, filing or notification necessary to prevent any such conflict, breach, default or violation has been obtained prior to the Closing Date. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, financial condition or results of operation of the party making the representation or warranty to which such qualification is being applied.

          (g) LIABILITIES.   Except  (i)  as disclosed  in  SCHEDULE  3.1(G)
attached hereto, (ii) for liabilities and obligations incurred in the normal course of business of the Company including, without limitation, the Existing Loan, and (iii) as otherwise disclosed in this Agreement, the Company has no material liability or obligation of any nature which in any way materially affects or is related to the Property or the Other Items whether now due or to become due, absolute, contingent or otherwise, including liabilities for past due taxes (or any interest or penalties thereto).

          (h) LITIGATION. Except as disclosed in SCHEDULE 3.1(H) attached hereto, there is no litigation, proceeding or investigation which, to the best knowledge of the Company, is pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or the Property that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a Material Adverse Effect upon the Property or the Other Items or any part or the operation thereof, unless fully covered by insurance.

          (i) COMPLIANCE WITH LAWS. To the best knowledge of the Company, without additional investigation, except as disclosed in SCHEDULE 3.1(I) attached hereto, the Company has not received written notice, which remains outstanding that it has not complied with and is in default under, or in violation of, or received any written notice which remains outstanding that the Company, the Property or the Other Items may be in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items.

          (j) LEASES. There are no written leases affecting the Property to which the Company is a party with a term greater than one (1) year. All leases affecting the Property have been, or will be prior to closing, assigned to the Company as landlord. The rent roll attached hereto as
SCHEDULE 3.1(J) is true and correct as of the date of this Agreement.

          (k) CONDEMNATION. To the best of the knowledge of the Company, without additional investigation, the Company has not received written notice of pending condemnation of the Property, or any part thereof, or of any plans for improvements which might result in a special assessment against the Property.

          (l) SERVICE CONTRACTS.   There  are no  Service  Contracts  with
respect to the Property or the Other Items which will continue in effect after the Closing except as set forth on SCHEDULE 3.1(L) attached hereto.

          (m) EXECUTORY CONTRACTS.   There  are  no  executory  contracts
connected with the Property  or  the  Other  Items,  except as set forth on
SCHEDULE 3.1(M) attached hereto.

          (n) ONGOING PERFORMANCE. Until the Closing Date, the Company shall continue to fulfill all of its obligations under the terms of the Existing Mortgage, the leases encumbering the Property, the service contracts and the executory contracts, and the Company shall operate, and perform maintenance and repair with respect to, all landscaping, buildings, fixtures and facilities, including, without limitation, the Other Items, in a commercially reasonable manner and in accordance with its current practice.

          (o) APPLIANCES.   All  of the ranges  and  refrigerators  in  the
Property are the property of the Company and not of the tenants.

          (p) ENVIRONMENTAL. To the best of the knowledge of the Company, without additional investigation, except as identified in the report described in SCHEDULE 3.1(P) attached hereto, the Company has received no notice of any violation of any applicable Environmental Laws.

          (q) TAXES. The Company has filed or will file when due all notices, reports and returns of Taxes (as defined below) required to be filed before the Closing Date and has paid or, if due after the date hereof and prior to the Closing Date, will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns. "TAXES" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of the Company, and including any interest, penalties or additions attributable thereto.

          (r) (i) All of the representations and warranties of the Company set forth in this Agreement shall survive the Closing for a period of one (1) year following Closing, and shall not be deemed to have merged in any document  delivered  at
                  the Closing.    Any  claim  for  any  breach  of  any
                  representation or warranty of the Company shall be brought, if at all, within one (1) year from the date of Closing or thereafter be forever barred except for any claim relating to an intentional and material misrepresentation or fraud, which claim shall not be subject to such time limit.

               (ii) The Company agrees to indemnify Home Properties,  and hold harmless and defend Home Properties, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a material breach of any of the representations and warranties of the Company, set forth in this Agreement.

               (iii)Except as expressly provided  in  this  Agreement,  the
                    Company has made no representations and/or warranties regarding the Properties, and, except as expressly set forth in this Agreement, Home Properties shall, at Closing, accept each Property in "AS IS" condition, with all faults, and without any other representations or warranties of any kind, whether as to merchantability, or fitness for a particular purpose, or otherwise.

     3.2 BY HOME PROPERTIES. Home Properties hereby represents and warrants to the Company that each of the following is true, complete and accurate as of the date hereof and as of the Closing Date and thereafter, as set forth in subparagraph 3.2(p) below.

          (a) ORGANIZATION AND AUTHORIZATION. Home Properties is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York and was formed under the New York Act. It has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. It is duly qualified or licensed to do business as a foreign limited partnership and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification or license necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

          (b) AUTHORITY RELATIVE TO THIS AGREEMENT. Subject to receipt of approval of the Board of Directors of HME as provided by
SECTION 7.1(d) below,  (i) Home Properties has full power
and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) all actions necessary to be taken by it or on its behalf to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, have been duly and validly taken; and (iii) this Agreement has been duly and validly executed and delivered by it and, assuming due execution and delivery by the Company and the Partnership, constitutes a valid and binding agreement enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect and by general principles of equity, regardless or whether such enforceability is considered in a proceeding in equity or at law.

          (c) CONSENTS AND APPROVALS; NO VIOLATIONS.   To  the  best of Home
Properties' knowledge, as of the Closing Date, neither the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Operating Partnership Amendment, or the other agreements contemplated by this Agreement, nor the issuance and delivery of the OP Units, nor the consummation of the transactions contemplated hereby will: (i) conflict with or will result in any breach of any provision of the Operating Partnership Agreement or Certificate of Limited Partnership;
(ii) require it to obtain any consent, approval, authorization or permit from, or file with or notify, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect; (iii) constitute a breach or will result in a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of any kind to which it is a party or by which it is bound, except for any such breach or default as would not have a Material Adverse Effect; or
(iv) violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to it, which violation would have a Material Adverse Effect, unless, any waiver, consent, approval, authorization, permit, filing or notification necessary to prevent any such conflict, breach, default or violation has been obtained prior to the Closing Date.

          (d) PARTNERSHIP INTERESTS. On the Closing Date, the OP Units to be issued as provided in this Agreement shall be duly issued by Home Properties and the Partnership will be duly admitted as a limited partner of Home Properties.

          (e) OPERATING PARTNERSHIP AGREEMENT. A true, correct and complete copy of Operating Partnership Agreement is attached hereto as EXHIBIT B. Home Properties hereby agrees that, with the following exceptions, the Operating Partnership Agreement shall not be further amended on or prior to the Closing Date: (i) the Operating Partnership Amendment, (ii) amendments in connection with the issuance of additional shares of common stock by HME, and (iii) amendments to reflect the issuance of additional OP Units in connection with other transactions wherein additional OP Units are issued in connection with the acquisition of real property or of interests in entities which own real property.

          (f) LITIGATION. To the best knowledge of Home Properties, there is no litigation, proceeding or investigation pending, or threatened, against or affecting Home Properties, or HME, that might affect the validity of this Agreement, or any action taken, or to be taken, by Home Properties, or HME, pursuant to this Agreement, or that might have a material adverse effect on the business of Home Properties.

          (g) CONDITION OF TITLE TO OP UNITS.   At  the  Closing,  Home
Properties shall deliver to the Partnership good and marketable title to the OP Units, free and clear of all liens, charges, encumbrances and restrictions, except as contained in the Operating Partnership Agreement, the Registration Rights Agreement, and the Lock-Up Agreement, and shall, by execution of the Operating Partnership Amendment, admit the Partnership as a limited partner in Home Properties.

          (h) ACCURACY OF FINANCIAL INFORMATION. All financial information heretofore or hereafter furnished by HME or Home Properties concerning such entities is, and shall be, true, complete and correct in all material
respects  as  of  the  date therein  specified.   All  of  the  information
furnished and statements made by HME or Home Properties to the Company or the Partnership with respect to this Agreement, and in the periodic filings (as updated) by HME or Home Properties with the Securities and Exchange Commission, are true and correct in all material respects and do not misstate or fail to state any material fact.

          (i) FINANCIAL CONDITION. HME or Home Properties has not (A) made a general assignment for the benefit of creditors; (B) admitted in writing its inability to pay its debts as they mature; (C) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (D) become generally unable to meet its financial obligations as they mature.

          (j) DEBTOR PROCEEDINGS.    There   is   not  pending  any  case,
proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of HME or Home Properties, or the debts of HME or Home Properties, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for HME or Home Properties.

          (k) LIABILITIES. Except (A) as disclosed in writing to the Partnership; (B) for liabilities and obligations incurred in the normal course of business of HME or Home Properties; and (C) as otherwise disclosed in this Agreement or in periodic filings (as updated) by HME or Home Properties, HME and Home Properties has no material liability or obligation of any nature which in any way materially affects their financial statements, whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).

          (l) TAX FILINGS. HME and Home Properties will file when due all notices, reports and returns of Taxes (as defined below) required to be filed after the Closing Date and will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns arising after Closing. For purposes hereof, "taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of the Company, and including any interest, penalties or additions attributable thereto, which arise after Closing.

          (m) ASSUMPTION OF LIABILITIES. HME and Home Properties will be responsible for all activities, operations, debts, liabilities of and claims against the Company which arise and result from occurrences from and after Closing.

          (n) INDEMNIFICATION. HME and Home Properties will promptly, timely and accurately make all announcements regarding this transaction to the public and as otherwise may be required by the applicable securities laws. HME and Home Properties will indemnify and save the Partnership and the Company from and against any and all liability, claims, damages, costs and expenses arising by or through HME or Home Properties with respect to the offering of OP Units pursuant to this Agreement and with respect to public statements regarding the transaction contemplated by this Agreement; provided, however, that such indemnity shall not apply to statements made or damages caused directly by the Partnership or the General Partner.

          (o) REIT. Home Properties shall use its reasonable efforts to cause HME to continue to be taxed as a real estate investment trust under the Code unless the Board of Directors of HME determines that it is in the best interest of the shareholders of HME to be taxed otherwise.

          (p) (i) All of the representations and warranties of Home Properties, and HME, set forth in this Agreement, including, without limitation, the following indemnity, shall survive the Closing for a period of one (1) year following Closing, except subparagraphs (h) and (m) and above which shall not be subject to the foregoing one (1) year limitation, and except subparagraph (o) which shall survive the Closing for a period of ten (10) years, and shall not be deemed to have merged in any document delivered at the Closing. Any claim for any breach of any representation or warranty of the Company shall be brought, if at all, within one (1) year from the date of Closing (except as to subparagraph (o) for which the time limit shall be 10 years) or thereafter be forever barred except for claims arising under subparagraphs (h) and (m), and except for any claim relating to an intentional and material misrepresentation or fraud, which claims shall not be subject to such time limit.

               (ii) Home Properties and  HME agree to indemnify the Company and the Partnership, and hold harmless and defend each of the Company and the Partnership, from and against any and all losses, costs, claims, liabilities, taxes (including taxes on any indemnification amount), damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a breach of any of the obligations, covenants, representations and/or warranties of Home Properties and/or HME set forth in this Agreement.

     3.3 BY THE PARTNERSHIP. The Partnership hereby represents and warrants to Home Properties that each of the following is true, complete and accurate in all material respects as of the date hereof and as of the
Closing Date.   The  phrase  "to  the best knowledge of the Partnership" as used  in  this  Agreement  shall mean the  actual  knowledge  of  David  W.
Schostak.

          (a) CONSENTS. The Partnership has obtained any consents of its partners necessary to the prior transfer of the Property to the Company and to the transaction contemplated by this Agreement.

          (b) ORGANIZATION AND AUTHORIZATION. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Michigan and was formed under the laws of the State of Michigan.

          (c) AUTHORITY RELATIVE TO THIS AGREEMENT. (i) the Partnership has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) as of the Closing Date, all actions necessary to be taken by it or on its behalf to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, will have been duly and validly taken; and (iii) this Agreement has been duly and validly executed and delivered by it and, assuming due execution and delivery by Home Properties, constitutes a valid and binding agreement enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable
bankruptcy,   reorganization,   insolvency,   moratorium  or  similar  laws
affecting the enforcement of creditors' rights generally as at the time in effect and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (d) CONSENTS AND APPROVALS; NO VIOLATION. To the best knowledge of the Partnership, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby
will:   (i) conflict with or will result in any breach of any provision  of
its  Partnership   Agreement   or   Certificate   of  Limited  Partnership;
(ii) require it to obtain any consent, approval, authorization or permit from, or file with or notify, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect (defined above); (iii) except to the extent that the consent of the Existing Lender is required for assumption of the Existing Loan, constitute a breach or will result in a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of any kind to which it is a party or by which it is bound, except for any such breach or default as would not have a Material Adverse Effect; or (iv) violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to it, which violation would have a Material Adverse Effect, unless any waiver, consent, approval, authorization, permit, filing or notification necessary to prevent any such conflict, breach, default or violation has been obtained prior to the Closing Date.

          (e) LITIGATION.   Except  as disclosed in SCHEDULE 3.3(E) attached
hereto, there is no litigation, proceeding or investigation which, to the best knowledge of the Partnership, is pending, or, to the best knowledge of the Partnership, threatened, against or affecting the Partnership or the Property that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a Material Adverse Effect upon the Property or the Other Items or any part of the operation thereof, unless fully covered by insurance.

          (f) COMPLIANCE  WITH  LAWS.   To   the   best   knowledge  of  the
Partnership,  without  additional  investigation,  except  as disclosed  in
SCHEDULE 3.3(F) attached hereto, the Partnership has not received written notice, which remains outstanding that it has not complied with and is in default under, or in violation of, or received any written notice which remains outstanding that the Partnership, the Property or the Other Items may be in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items.

          (g) LEASES. As of the Closing, all leases affecting the Property shall have been assigned to the Company as landlord.

          (h) TAXES. The Partnership has filed, or will file when due, all notices, reports and returns of Taxes (as defined above) required to be filed before the Closing Date and has paid or, if due after the date hereof and prior to the Closing Date, will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns.

          (i) (1) All of the representations and warranties of the Partnership set forth in this Agreement shall survive the Closing for a period of six (6) months following Closing, and shall not be deemed to have merged in any document delivered at the Closing. Any claim for any breach of any representation or warranty of the Partnership shall be brought, if at all, within six (6) months from the date of Closing or thereafter be forever barred except for any claim relating to an intentional and material misrepresentation or fraud, which claim shall not be subject to such time limit.

               (2) The Partnership agrees to indemnify Home Properties, and hold harmless and defend Home Properties, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a material breach of any of the representations and warranties of the Partnership, set forth in this Agreement.

               (3) Except as expressly provided in this Agreement, the Partnership has made no representations and/or warranties regarding the Properties, and, except as expressly set forth in this Agreement, Home Properties shall, at Closing, accept each Property in "AS IS" condition, with all faults, and without any other representations or warranties of any kind, whether as to merchantability, or fitness for a particular purpose, or otherwise.

               (4) Notwithstanding anything to the contrary contained in this Agreement, neither the General Partner nor any other partners of the Partnership shall have any personal liability, and no action of any kind shall be maintained against any of them or their respective assets, with respect to this Agreement and/or the transactions described in this Agreement, and Home Properties, its successors and assigns, shall look solely to the assets of the Partnership and the cash or assets held by the Disbursing Agent pursuant to
                    SECTION 2.2(b) above, for the payment
                    of any claim against or the performance of any obligation of the Partnership. The foregoing limitation of liability shall not apply in the case of fraud or intentional and material misrepresentation; provided, however, that in no event shall any limited partner have any liability under this Agreement except in the event that such limited partner makes a fraudulent or intentional and material misrepresentation in any assignment or investor questionnaire regarding such limited partner's interest which will be conveyed to Home Properties at Closing.

                                ARTICLE IV

                         COVENANTS OF THE PARTIES

     4.1 FURTHER ASSURANCE. Subject to the terms and conditions of this Agreement, each of the parties hereto will use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     4.2 REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall give written notice to the other party promptly upon the occurrence of, or upon becoming aware of, either: (a) any condition or event which, if known on the date hereof, would have made any representation or warranty contained in this Agreement not true in any material respect; or (b) any material and adverse development in the condition (financial or otherwise) or operations of such party.

     4.3 FINANCIAL ACCESS.

          (a) On the Closing Date, the Company and/or the Partnership will provide a signed representation letter substantially in the form of EXHIBIT C attached hereto. The Company and the Partnership will provide access to Home Properties' representative to all financial and other information relating to the Company, the Partnership and the Property as is sufficient to enable them to prepare audited and pro-forma financial statements, in conformity with Regulation S-X of the Securities and Exchange Commission (the "COMMISSION") and any registration Statement, report or disclosure statement to be filed with the Commission.

          (b) Prior to the Closing Date, Home Properties shall from time to time, promptly after request, supply to the Partnership, and certify to the Partnership the accuracy and completeness of, copies of any financial statements and records and other documents and information requested by the Partnership regarding Home Properties and HME which are available to the public.

          (c) The  Parties  hereto  recognize that for  federal  income  tax
purposes:   (i)  the  Company is disregarded  as  a  separate  entity;  and
(ii) the Partnership is deemed to own all of the assets actually owned by the Company. Accordingly, at the Closing Date, the Partnership will be treated for federal income tax purposes as having contributed all of the Company's assets to Home Properties in exchange for the Consideration. The parties hereto shall prepare their tax returns for their respective taxable years which include the Closing Date consistent with that characterization of the transaction.

     4.4 NEGATIVE COVENANTS. The Company agrees that, prior to the Closing Date, it will not take any of the following actions without first obtaining Home Properties' prior written consent, which consent shall not be unreasonably withheld or delayed:

          (a) Create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases, except: (i) purchase money mortgages granted in connection with the acquisition of property in the ordinary course of business consistent with past practice; and
(ii) short-term indebtedness for borrowed money in accordance with loan agreements and lines of credit in effect as of the date hereof.

          (b) Assume,  guarantee,  endorse  or  otherwise  become  liable or
responsible   (whether   directly,   contingently  or  otherwise)  for  the
obligations of any other person except in the ordinary course of business consistent with past practices.

          (c) Sell or otherwise dispose of or abandon any of its assets except in the ordinary course of business.

          (d) Increase the rate or terms of: (i) compensation payable or to become payable to any of its employees; or (ii) any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any employee, except salary increases to site employees not exceeding three percent (3%) occurring in the ordinary course of business in accordance with its customary practices (which shall include normal
periodic   performance   reviews   and  related  compensation  and  benefit
increases).

          (e) Enter into any agreement, commitment or transaction
(including, without limitation, any borrowing, capital expenditure or capital financing), material to the business, operations or financial condition of its business, except agreements, commitments or transactions in the ordinary course of business consistent with past practice.

          (f) Transfer, mortgage, pledge, grant any security interest in or permit the imposition of any lien or other encumbrance on any of its assets other than in the ordinary course of business consistent with past practice.

     4.5 MANAGEMENT  AGREEMENTS.   On  or  prior  to  the  Closing Date, the
Company shall terminate any agreements pertaining to the management of the Property.

     4.6 CLOSING DOCUMENTS. On the Closing Date, the Company shall deliver to Home Properties a certificate of title and any necessary transfer documents relating to any vehicles, a current rent roll ("RENT ROLL") certified as of the date of the Closing Date, which shall include a list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits (including all interest due to tenants pursuant to Michigan or other applicable laws). On the Closing Date, the Partnership shall either transfer to the Company an amount equal to the aggregate amount of the security deposits shown on the Rent Roll (including all interest due to tenants pursuant to Michigan or other applicable laws), or the OP Units payable to the Partnership shall be reduced by such amount, and, in either event, the Company shall assume all obligations related to the security deposits. On the Closing Date, the Company shall also deliver to Home Properties complete originals of each lease listed on the Rent Roll, to the extent available. On the Closing Date, the Partnership and Home Properties shall deliver to each other an assignment and assumption of the Interests, which shall include mutual indemnities related to the Company's liabilities with respect to the ownership of the Property prior to and after the Closing Date.

     4.7 TAX PROVISIONS. Home Properties agrees to observe and comply with the following:

          (a) At all times for and during a period of ten (10) years from and after the Closing Date, Home Properties shall allocate to the
Partnership or then-holders of OP Units originally issued to the Partnership ("UNIT HOLDERS"), for Federal Income tax purposes (i) pursuant to Section 752 of the Code and Section 1.752-3 of the Treasury Regulations, nonrecourse debt of Home Properties in an aggregate amount not less than the deficit in the Partnership's capital (i.e., the excess of the Partnership's debts over the adjusted tax basis of the Partnership's assets ("CAPITAL ACCOUNT DEFICIT"), as adjusted from time to time for income or loss allocated, and cash distributed, to the Partnership by Home Properties, and (ii) sufficient qualified nonrecourse financing (within the meaning of Section 465(b)(6) of the Code) to prevent the application of Subsection 465(e) of the Code to the Unit Holders.

          (b) The initial Capital Account Deficit shall be determined as at (just prior to) the contribution of the Partnership's interest in the Company to Home Properties on the Closing Date, and shall be based upon the estimated information set forth in SECTION <<MERGE-_REF469887559>> and shall be updated based upon the information set forth in a schedule to be furnished by the accountant for the Partnership within the time required by
SECTION 4.8(b) hereof.  Thereafter,  for  a  period of ten
(10) years from and after the Closing Date, the Capital Account Deficit shall be adjusted annually to reflect income or loss allocated, and cash distributed, to the Partnership by Home Properties. Home Properties will use the traditional method (and not the curative or remedial method), as contemplated by Treasury Regulations Section 1.704-3(b) to allocate book-tax differences with respect to the assets which are deemed contributed to Home Properties by the Partnership.

          (c) Home Properties  agrees  that  for  a period of ten (10) years
following  the  Closing  Date,  (i)  Home  Properties  shall   not  prepay,
additionally secure or otherwise restructure the debt allocable to and encumbering the Property in such manner as to cause a reduction in the amount of the Partnership's share (determined under Section 1.752-3 of the Treasury Regulations) of nonrecourse debt without the Partnership's prior written consent, and (ii) Home Properties will not dispose of any of its interest in the Property, unless such Property is exchanged for property of
like  kind  ("REPLACEMENT  PROPERTY")   on   a   tax-deferred  basis  under
Section 1031 of the Code, or otherwise is tax-deferred  beyond the ten (10)
year   period  referred  to  in  SECTION  4.7(a) hereof.
Replacement Property acquired by Home Properties pursuant to such tax-deferred, like-kind exchange shall remain subject to the restriction on disposition contained hereunder until the end of the aforesaid ten (10) year period. For a period of five (5) years following the expiration of the ten (10) year period after the Closing Date, Home Properties agrees that, in the event that it desires to sell, exchange, transfer or otherwise dispose of the Property or Replacement Property, it will use commercially reasonable efforts to effectuate such Property transfer in such manner as to be tax free to the Partnership or Unit Holders.

          (d) In the event that Home Properties takes any action prohibited by SECTION 4.7(a) or (c) hereof, Home
Properties shall indemnify and save harmless the Partnership or the Unit Holders from and against any federal and state income tax liability, including but not limited to: (i) income taxes suffered as a result of all payments made under this subsection; and (ii) interest, penalties and the
reasonable  fees  of  attorneys  and  accountants.   For  this purpose, the
Partnership or Unit Holders shall be conclusively deemed to be liable for (and Home Properties shall indemnify and save the Partnership or Unit Holders harmless from and against) tax on any income or gain of the Partnership or Unit Holders, and on any payments to the Partnership or Unit Holders made under this SECTION 4.7(b) in an amount equal to the product of such income, gain or payment and the highest combined rate of Federal and State of Michigan income tax applicable to individuals with respect to income or gain of the type in question.

          (e) Distributions with respect to the OP Units will be identical in amount and timing to the dividends on HME Common Shares, except that the initial distribution payable with respect to the OP Units shall be issued in accordance with SECTION 2.5.

          (f) Future  transactions  involving   HME,   or  Home  Properties,
including, without limitation, merger(s), sale(s) of assets or similar transactions, shall be structured in such manner as to (i) not result in an amendment to the definition of "Conversion Factor" as it is currently included in the Operating Partnership Agreement; (ii) prevent, in the context of such a transaction, a different per unit value being assigned to the OP Units issued to the Partnership or Unit Holders than the value assigned per share to the then outstanding HME Common Shares; and (iii) for a period of ten (10) years from and after the Closing Date, not interfere with the tax deferred nature of the transaction contemplated by this Agreement with respect to the OP Units issued to the Partnership or Unit Holders.

     4.8 PARTNERSHIP FINANCIAL INFORMATION.

          (a) The  Partnership  represents  that,   to   the   best  of  the
Partnership's knowledge, as of December 31, 1999: (i) the adjusted basis of the Property for Federal income tax purposes (including adjustments to basis made pursuant to Sections 734 and 743 of the Code) will be Two Million Two Hundred Ninety-Five Thousand Nine Hundred Seventy-Three and 00/100 Dollars ($2,295,973.00); (ii) the amount of nonrecourse debt encumbering the Property will be Three Million Four Hundred Seventy-Five Thousand Nine Hundred Fifteen and 00/100 Dollars ($3,475,915.00), and
(iii) the estimated initial Capital Account Deficit of the Partnership (computed on a tax basis and taking into account adjustments to basis made pursuant to Sections 734 and 743 of the Code and the tax basis of certain other assets to be transferred in the Property) will be One Million One Hundred Thousand and 00/100 Dollars ($1,000,000.00).

          (b) Within one hundred twenty (120) days of the Closing Date the Partnership shall also provide Home Properties with a schedule showing:
(i) the net book value of the Property as of the Closing Date; and (ii) an update to SECTION 4.8(a) providing the actual information which was estimated in such Section and detail with respect to assets of the Partnership necessary to determine the initial Capital Account Deficit.
To the extent (and only to the extent) that there is any inaccuracy in the information provided by the Partnership to Home Properties pursuant to SECTIONS 4.8(a) and (b) or if the update to SECTION 4.8(a) provided pursuant to this SECTION 4.8(b) is materially different from the information contained in SECTION 4.8(a), then Home
Properties shall not be liable to the Partnership for the tax on any gain to the Partnership that results from such inaccuracy or material difference. Home Properties shall not be liable to the Partnership for the tax on any gain to the Partnership that results from Home Properties' inability to comply with the obligations of SECTION 4.7(a) of this Agreement as a result of the Partnership's failure to distribute
OP Units as provided in SECTION 2.3(d) of this Agreement.
The information in SECTION 4.7 shall be calculated in a manner consistent with the calculations made for federal income tax depreciation purposes.

                                ARTICLE V.

                         INSPECTION; CLOSING DATE

     5.1 INSPECTION. Except as expressly provided in this Agreement, Home Properties acknowledges that it is acquiring the Property "AS IS" based on Home Properties' inspection. Subject to the rights of existing tenants at the Property, Home Properties shall have a period of thirty (30) days from and after the date of this Agreement (the "DUE DILIGENCE PERIOD") within which to cause one (1) or more surveyors, attorneys, engineers, auditors, architects, and/or other experts of its choice (a) to inspect any document related to any Property, including, without limitation, all Leases and related documents, documents pertaining to the Existing Loan, working
drawings,   plans   and  specifications,  surveys,  appraisals,  engineer's
reports, environmental reports, insurance policies, service contracts, real estate tax receipts and annual and monthly operating statements, and (b) to inspect, examine, survey, appraise and obtain engineering inspection and environmental reports with respect to the Property, documents pertaining to the Existing Loans, or all of the Property, and otherwise to do all that, which, in the opinion of Home Properties, is necessary to determine the condition and value of the Property for the uses intended by Home Properties; provided, however, that Home Properties shall not conduct any environmental study of any Property beyond a Phase 1 level without the consent of the Company, which consent shall not be unreasonably withheld. Home Properties may declare the Due Diligence Period ended at any earlier time. Home Properties must be satisfied in all respects (in the sole and absolute discretion of Home Properties) with the results of all reviews, inspections and investigations conducted by, or under, Home Properties
during  the  Due  Diligence  Period.   If Home Properties shall not  be  so
satisfied, Home Properties may, within the Due Diligence Period, terminate this Agreement, in which event Home Properties shall have no obligation or liability under this Agreement, or with regard to the Company or the Property, and Home Properties shall be entitled to the immediate return of the Deposit, and this Agreement shall, thereafter, be null, void and of no further force or effect (other than with respect to the indemnities and
agreements that expressly survive termination of this Agreement).   If  not
so terminated by Home Properties, this Agreement shall continue in full force and effect according to its terms, and, subject to the closing conditions, Home Properties shall be deemed to have waived its right to object to the condition of, or any document pertaining to, the Property. Home Properties shall be responsible for payment of all of the costs of its due diligence activities, including, without limitation, all engineering and environmental reports, and all financial and Lease audits. Home Properties shall indemnify and hold the Company harmless from and against any and all loss, claims, damage and expense arising out of entry by Home Properties and its agents onto the Property and any testing performed thereon; Home Properties shall repair any damage which it may cause as a result of any such entry and testing; Home Properties shall cause its entry, inspections and testing (if any) to be conducted in a manner so as to minimize disruption to tenants at the Property. The indemnities in this
SECTION 5.1 shall survive the Closing and/or the termination of this Agreement.

     5.2 CLOSING DATE. If this Agreement has not been terminated by Home Properties, or the Partnership, for any of the reasons set forth in this Agreement, and within the time(s) herein limited, the closing of the transaction contemplated by this Agreement ("CLOSING") shall occur no later than fifteen (15) days following the later of (i) approval by the Existing Lender of the assumption of the Existing Loan and (ii) expiration of the Due Diligence Period, but in no event prior to January 14, 2000 ("CLOSING DATE"). Home Properties and HME agree to use commercially reasonable good faith efforts to expeditiously attempt to obtain all necessary approvals of the Existing Lender; provided, however, that if such approval cannot be obtained prior to the Closing Date, the Partnership or Home Properties may elect to postpone the Closing Date up to 30 days as necessary to obtain such approvals. The Closing shall be held at the offices of the Partnership's attorneys, at such time, or at such other place, as may be mutually agreed upon by the parties.

                                ARTICLE VI.

           CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

     6.1 CONDITIONS TO PARTNERSHIP'S AND COMPANY'S OBLIGATIONS.    The
obligations of the Partnership  and  Company  under this Agreement shall be
subject   to  the  satisfaction  of  the  following  conditions   precedent
("PARTNERSHIP'S CONDITIONS").

          (a) REPRESENTATIONS AND WARRANTIES.   The  representations  and
warranties of Home Properties set forth herein shall be true and correct in all material respects as of the Closing Date, as certified in writing by the general partner of Home Properties.

          (b) COVENANTS.   Home  Properties has complied,  in  all  material
respects, with the covenants made by it in this Agreement to be complied with by it from the date hereof through the Closing Date.

          (c) REGISTRATION  RIGHTS  AGREEMENT.   The  Partnership  and  Home
Properties shall have entered into a registration rights agreement in the form of EXHIBIT D attached hereto.

          (d) APPROVAL  TO  ASSUME  LOAN.   The Existing Lender  shall  have
approved the assumption of the Existing Loan by the Company and Home Properties and the Existing Lender's counsel shall have prepared all necessary assumption documents and shall otherwise be prepared to close the assumption of the Existing Loan.

          (e) SIMULTANEOUS CLOSING. Closing hereunder shall occur simultaneously with closing pursuant to the Contribution Agreement which has been executed by and between the Affiliated Companies and Home Properties.

          (f) PARTNERSHIP INFORMATION.   Home Properties has provided to the
Partnership: (i) evidence acceptable to the Company of due formation, existence and good standing of Home Properties; (ii) certification that the person signing documents on behalf of Home Properties is authorized to do so; (iii) Secretary's Certificate certifying that the Board of Directors of HME has duly adopted resolutions authorizing the transaction contemplated by this Agreement, and the execution of the Closing documents to be executed and delivered by Home Properties pursuant to this Agreement; and
(iv) a certified copy of the Operating Partnership Agreement.

     6.2 EFFECT OF FAILURE TO SATISFY CONDITION.    Subject   to
SECTION 9.11(b), if  any  of  the  Partnership's Conditions
shall not have been fulfilled by Home Properties, or otherwise satisfied, or waived by the Partnership within the time provided, the Partnership shall have the right to terminate this Agreement by written notice to Home Properties, in which event the Deposit shall be returned to Home Properties, and this Agreement shall, thereafter, be deemed to be null and void and of no further force or effect, and no party shall have any further rights or obligations under this Agreement (other than with respect to those indemnities and agreements that expressly survive termination of this Agreement).

                               ARTICLE VII.

         CONDITIONS TO THE OBLIGATIONS OF HOME PROPERTIES

     7.1 CONDITIONS TO HOME PROPERTIES'  OBLIGATIONS.   The  obligations  of
Home Properties under this Agreement shall be subject to the satisfaction of the following conditions precedent ("HOME PROPERTIES' CONDITIONS").

          (a) REPRESENTATIONS   AND  WARRANTIES.   The  representations  and
warranties of the Company and Partnership set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as certified in writing.

          (b) COVENANTS. The Company and Partnership have complied, in all material respects, with the covenants made by them in this Agreement to be complied with by them from the date hereof through the Closing Date.

          (c) CONDITION OF PROPERTY. Subject to SECTION 9.12, there has been no material adverse change in the condition of the Property from its condition at the expiration of the Due Diligence Period.

          (d) APPROVALS.   Home Properties has obtained the requisite
approval of the Board of Directors of HME to the transactions described in this Agreement on the terms and conditions described herein, including, without limitation, the Operating Partnership Amendments, within the Due Diligence Period, which such Board approval Home Properties agrees to use all good faith efforts to obtain.

          (e) PARTNERSHIP AGREEMENT. The Partnership shall have executed an agreement whereby it agrees that it will be responsible for making all final distributions to the partners of the Partnership and shall indemnify Home Properties from all claims relating thereto.

          (f) INSPECTION.   Home  Properties  has  been satisfied within the
time provided in its sole discretion with the results of the inspection, or has not terminated this Agreement, as provided by SECTION 5.1.

          (g) PARTNERSHIP AND LLC INFORMATION.   The Company, or the
Partnership, as applicable, has provided to Home Properties: (i) evidence acceptable to Home Properties of due formation, existence and good standing of the Company and the Partnership; (ii) certification that the person signing documents on behalf of the Company and the Partnership is authorized to do so; and (iii) proof of consent of the partners of the Partnership, as required by the Partnership's partnership agreement to the prior transfer of the Property to the Company.

          (h) APPROVAL TO ASSUME  LOAN.   The  Existing  Lender  shall  have
approved the assumption of the Existing Loan by the Company and Home Properties and the Existing Lender's counsel shall have prepared all necessary assumption documents and shall otherwise be prepared to close the assumption of the Existing Loan.

          (i) SIMULTANEOUS CLOSING.   Closing hereunder shall occur
simultaneously with the closing pursuant to the Contribution Agreement which has been executed by and between the Affiliated Companies and Home Properties.

     7.2 EFFECT OF FAILURE TO SATISFY CONDITION.     Subject   to
SECTION 9.11(a), if any of Home Properties' Conditions shall not have been fulfilled by the Company or the Partnership, or otherwise satisfied or waived by Home Properties within the time provided, Home Properties shall have the right to terminate this Agreement by written notice to the Company, in which event the Deposit shall be returned to Home Properties, and this Agreement, shall, thereafter, be deemed to be null and void and of no further force or effect, and no party shall have any further rights or obligations under this Agreement (other than with respect to those indemnities and agreements that expressly survive termination of this Agreement).

                               ARTICLE VIII.

                               TITLE MATTERS

     8.1 TITLE  CONDITION.   At  Closing,  the  Company  will  hold good and
marketable fee simple title to the Property free and clear of all liens, charges and encumbrances, except the Permitted Exceptions (as defined in SECTION 8.6 below).

     8.2 TITLE POLICY. Promptly upon execution of this Agreement by all parties, the Partnership shall order a commitment (the "TITLE COMMITMENT") for an ALTA Owner's Policy of Title Insurance (the "TITLE POLICY") regarding the Property in the amount of the Consideration and confirming good and marketable title to such Property, subject only to the Permitted Exceptions and other matters of record approved by Home Properties. The Title Policy shall be issued by First American Title Insurance Company or other title company mutually acceptable to Home Properties and the Company
(the "TITLE  COMPANY").   Home  Properties  and the Partnership shall share
equally the cost of the expenses in connection with the Title Commitment and Title Policy, except that Home Properties shall be solely responsible for the cost of endorsements, if any. The Title Policy shall be issued as soon as practicable after the completion of the Closing on the Closing Date.

     8.3 UCC SEARCHES. Promptly upon execution of this Agreement by all parties, Home Properties shall order written results of searches (the "UCC SEARCHES") of the records of the Michigan Secretary of State and of the County in which the Property is located for Uniform Commercial Code Financing Statements, tax liens, or the like, in either the name of the Company, the Partnership or the Property effective as of the date after the date of this Agreement, accompanied by copies of all documents disclosed by the UCC Searches. Home Properties shall bear all of the expenses of the UCC Searches.

     8.4 SURVEY. Promptly upon execution of this Agreement by all parties, if desired by Home Properties, Home Properties shall order a survey of the Property (the "SURVEY"), which shall be by a competent Michigan surveyor dated after the date of this Agreement and certified as directed by Home Properties. Home Properties shall bear all of the expenses of obtaining the Survey, if any.

     8.5 OBJECTIONS TO TITLE. If any Title Commitment, UCC Search or Survey discloses exceptions to title other than the Permitted Exceptions, or any other matter which does not conform to the requirements of this Agreement, Home Properties shall so notify the Partnership in writing, such notice to be furnished to the Partnership, if at all, within fifteen (15) days following receipt by Home Properties of the Title Commitment, the UCC Searches and Survey, and the Partnership shall have the right, but not the obligation, within fifteen (15) days from the date of the receipt of such notice by the Partnership (the "CORRECTION PERIOD"), to have each such unpermitted exception to title removed, or to correct each such other
matter,  in each case to the satisfaction of Home Properties.   If,  within
the Correction Period, the Partnership fails to have each such unpermitted exception removed, or to correct each such other matter as aforesaid, Home Properties may, at its option, and as the sole and exclusive remedy of Home
Properties, either:   (i)  terminate  this  Agreement,  in  which even this
Agreement, without further action of the parties, shall become null and void such that neither party shall have any further rights or obligations under this Agreement (other than with respect to those indemnities and agreements that expressly survive termination of this Agreement), and Home Properties shall be entitled to the immediate return of the Deposit; or
(ii) waive its rights under SECTION <<MERGE-_REF466795328>> and elect to take title to the Property as it then is. If Home Properties fails to make either such election within five (5) days following the expiration of the Correction Period, Home Properties shall be deemed to have elected option (ii). Any exception to title (other than a Permitted Exception), or any other matter which does not conform to the requirements of this Agreement, to which Home Properties does not object, as aforesaid, shall be deemed approved by Home Properties, and shall be deemed to be an additional Permitted Exception.

     8.6 PERMITTED EXCEPTIONS. The obligation of Home Properties to close is conditioned upon the ability of Home Properties to obtain title insurance with respect to the Property insuring that, as of the Closing Date, title to the Property is not subject to any liens, encumbrances or other title objections other than the lien of the mortgage securing the Existing Loan, any apartment leases for tenants of the Property and the title exceptions identified in EXHIBIT E attached hereto (collectively the "PERMITTED EXCEPTIONS").

     8.7 AFFIDAVIT OF TITLE. The Partnership agrees that, upon the request of Home Properties, it will provide an affidavit in such customary form AS shall allow Home Properties to obtain a non-imputation endorsement to the title policy purchased by Home Properties.

                                ARTICLE IX.

                              MISCELLANEOUS

     9.1 AMENDMENT.   This  Agreement  may  be amended  only  by  a  writing
executed by Home Properties, the Partnership and the Company.

     9.2 WAIVER  OF  COMPLIANCE.   Except  as  otherwise  provided  in  this
Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     9.3 ENTIRE   AGREEMENT.    This  Agreement,  including  the  documents,
schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

     9.4 ASSIGNMENT. This Agreement and all obligations and rights of the parties hereunder may not be assigned by any party.

     9.5 GOVERNING  LAW.   The  corporate laws of the State of Maryland will
govern all questions concerning the relative rights and obligations of the parties with respect to any HME Common Shares acquired or acquirable by the holders of OP Units on account of their OP Units. Except as limited by the Operating Partnership Agreement, the laws of the State of New York will govern all other questions concerning the relative rights and obligations of the holders of OP Units as limited partners in Home Properties, or otherwise with respect to the OP Units. This Agreement shall otherwise be governed, construed and interpreted in accordance with the laws of the State of Michigan without giving effect to the conflicts-of-laws principles thereof.

     9.6 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Article and Section references which do not otherwise specify, are to the designated Article or Section of this Agreement.

     9.7 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such
invalid or unenforceable provision  were  omitted.   All provisions of this
Agreement shall be enforced to the full extent permitted by law.

     9.8 NOTICES. All notices, demands or requests given pursuant to any provision of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by nationally recognized overnight carrier, to the addresses set forth below:

    TO HOME PROPERTIES:        Home Properties of New York, L.P.
                               850 Clinton Square
                               Rochester, New York  14604
                               Attention: Mr. Norman Leenhouts

     WITH A COPY TO:          Home Properties of New York, L.P.
                              850 Clinton Square
                              Rochester, New York  14604
                              Attention: Kathleen S. Suher, Esq.

    TO THE COMPANY:           Deerfield Woods Home Properties LLC
                              c/o Schostak Brothers and Company, Inc.
                              25800 Northwestern Highway, Suite 750
                              Southfield, Michigan  48075
                              Attention: Mr. David Schostak

     WITH A COPY TO:          Honigman, Miller, Schwartz and Cohn
                              2290 First National Building
                              660 Woodward Avenue
                              Detroit, Michigan  48226
                              Attention: Lawrence D. McLaughlin, Esq.

     TO THE PARTNERSHIP:      Deerfield Woods Venture Limited Partnership
                              c/o Schostak Brothers and Company, Inc.
                              25800 Northwestern Highway, Suite 750
                              Southfield, Michigan  48075
                              Attention: Mr. David Schostak

     WITH A COPY TO:          Honigman, Miller, Schwartz and Cohn
                              2290 First National Building
                              660 Woodward Avenue
                              Detroit, Michigan  48226
                              Attention: Lawrence D. McLaughlin, Esq.

    Any such notice, demand or request shall be deemed to have been given on the date of receipt in the case of delivery in person, delivery by courier service, or national overnight delivery, or three (3) business days after mailing if sent by registered or certified mail, postage pre-paid. Notice shall be deemed delivered upon refusal of delivery by the recipient.

     9.9 CONFIDENTIALITY.   By  execution  of  this  Agreement and except as
otherwise provided herein, prior to the Closing Date Home Properties agrees to keep any and all information obtained in or in connection with the due diligence process with respect to the Company, its operations, the Property and Other Items strictly confidential, and will not disclose any such information without the Company's prior written consent, except to the extent required by law or as may be appropriate under applicable laws, including the securities laws. In the event this Agreement is terminated, Home Properties agrees to promptly return to the Company all documents and materials provided to Home Properties, together with copies of any reports obtained by Home Properties.

     9.10 BROKER'S COMMISSION.   The Company, the Partnership and Home
Properties each represent to the other that it did not employ any broker in connection with this sale other than Chase Securities, Inc., and the Partnership agrees that, pursuant to separate agreement, it will pay any fees and commissions. Home Properties agrees to indemnify the Company and the Partnership, and the Company and the Partnership agree to indemnify Home Properties, from any and all claims and expenses, including legal fees, if any other fee or commission is determined to be due by reason of the employment of any other broker by the indemnifying party.

     9.11 DEFAULTS AND REMEDIES.

          (a) DEFAULT  BY  THE  COMPANY.   If the Partnership or the Company
defaults hereunder at or prior to closing in any respect, Home Properties, as its sole remedies, may terminate this Agreement, in which event the Deposit shall be returned to Home Properties, or may seek specific performance of this Agreement, but not damages. Home Properties shall not have any right to seek any other remedy against the Company. In the event of a breach by the Partnership or the Company of the representations contained in SECTIONS 3.1 or 3.3 hereof, of which breach Home Properties does not have knowledge at or prior to Closing, Home Properties, as its sole remedy, may seek to recover only its actual damages that compensate Home Properties for direct, actual injury sustained by it, and nothing more.

          (b) DEFAULT BY HOME PROPERTIES.   If  Home  Properties fails or
refuses to perform in accordance with the terms of this Agreement, the Deposit shall be forfeited to the Partnership as liquidated damages (which shall be the sole and exclusive remedy of the Partnership against Home Properties), at which time this Agreement shall be deemed to be null, void and of no further force or effect between the parties (other than with respect to the indemnities and agreements that expressly survive termination of this Agreement). In that regard, the Partnership acknowledges and agrees that (i) the Deposit is a reasonable estimate of, and bears a reasonable relationship to, the damages suffered and costs incurred by the Partnership as a result of having subjected the Interests to the terms of this Agreement; (ii) the actual damages suffered and costs incurred by the Partnership as a result of such failure of Home Properties to close under this Agreement would be extremely difficult and impractical to determine; (iii) Home Properties seeks to limit its liability under this Agreement to the amount of the Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Home Properties under this Agreement; and
(iv) the Deposit shall be and constitute valid liquidated damages. The foregoing limitation shall apply only in the event that Home Properties does not close the transaction contemplated by this Agreement, and such limitation shall not apply in the event that Home Properties closes and thereafter Home Properties or HME breaches one (1) of its obligations hereunder after Closing.

     9.12 CONDEMNATION AND DESTRUCTION.

          (a) If, prior to the Closing Date, the Property, or any material part of any Property, is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the Partnership shall notify Home Properties of such fact, and Home Properties shall have the option (which option shall be set forth in a notice from Home Properties to the Partnership given not later than fifteen (15) business days after receipt of the notice from the Partnership):

               (i) to terminate this Agreement, in which event, the Deposit shall be returned to Home Properties, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties (other than with respect to the indemnities and agreements that expressly survive termination of this Agreement); or

               (ii)  to  accept  the  assignment of the  Interests,  without abatement  of the Consideration,  in  which  event  the
                    Partnership   shall   assign  and  turn  over  to  Home
                    Properties at the Closing, and Home Properties shall be
                    entitled  to  receive  and   keep,   the  Partnership's
                    Interests, if any, in all amounts awarded, or to be awarded, as the result of the taking.

          (b) If, prior to the Closing Date, all or any material part of any Property is damaged or destroyed by fire or other casualty, the Company shall notify Home Properties of such fact, and Home Properties shall have the option (which option shall be set forth in a notice from Home Properties to the Company given not later than fifteen (15) business days after receipt of the notice from the Company):

               (i) to terminate this Agreement, in which event, the Deposit shall be returned to Home Properties, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties (other than with respect to the indemnities and agreements that expressly survive termination of this Agreement); or

               (ii)  to  accept  the  assignment  of the  Interests  without abatement of the Consideration, in which event the Partnership shall assign to Home Properties, at the Closing, all of the right, title and interest of the Partnership, if any, in and to the insurance proceeds awarded or to be awarded to the Company as the result of such damage or destruction.

          (c) In the event there is damage to or destruction of an immaterial part of the Property by fire or other casualty, such damage or destruction shall, subject to receipt of insurance proceeds, be repaired promptly by the Company, and in the event such damage or destruction cannot be fully repaired by the Closing Date, then at the option of Home Properties (i) the Closing shall be postponed until such repairs shall have been completed, or (ii) the Closing shall be held as scheduled, and Home Properties shall accept the assignment of the Interests without abatement of the Consideration, in which event the Partnership shall assign to Home Properties, at the Closing, all of the right, title and interest of the Partnership, if any, in and to the insurance proceeds awarded or to be awarded to the Company as the result of such damage or destruction.

          (d) An "IMMATERIAL" part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), or less, and a "MATERIAL" part thereof shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be greater than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

     9.13 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

     9.14 DEPOSIT.

          (a) Upon the execution of this Agreement, Home Properties shall deposit with the Disbursing Agent in escrow the sum of Three Hundred
Seventy-Five  Thousand  and  00/100  Dollars  ($375,000.00   (the  deposit,
together with any interest earned thereon, is the "DEPOSIT").   If  Closing
is completed hereunder or if this Agreement is terminated by Home Properties pursuant to the exercise of any right of termination as provided
in   herein,  the  Disbursing  Agent  shall  refund  the  Deposit  to  Home
Properties. If this Agreement is terminated by the Partnership pursuant to the exercise of any right of termination as provided herein, the Disbursing Agent shall deliver the Deposit to the Partnership. Notwithstanding the above, the Disbursing Agent shall deliver the Deposit to Home Properties in the event that the Partnership terminates this Agreement as a result of the failure of the condition described in SECTION 6.1(d) hereof, and 6.1(f) if the failure to simultaneously close is caused by the Company or the Partnership.

          (b) Notwithstanding anything contained in this
SECTION 9.14, if  either party terminates this Agreement
as a result of the other's default or pursuant to the exercise of any right of termination conferred by this Agreement, Disbursing Agent shall not disburse the Deposit until the earlier to occur of (i) receipt by Disbursing Agent of written instructions from the Partnership and Home Properties or (ii) entry of a final and unappealable adjudication determining which party is entitled to receive the Deposit, as applicable, at which time the Deposit shall be distributed in accordance with such written instructions or adjudication. Except to the extent of any dispute between them, the Partnership and Home Properties agree to act in good faith to provide the Disbursing Agent with the instructions described in
(i) above in the event that the Agreement is terminated.

          (c) In the event of a dispute between Home Properties and the Partnership with respect to the Deposit, the Disbursing Agent may deposit
the  Deposit  with  a  court  of  proper  jurisdiction   and   commence  an
interpleader action. Upon notifying the Partnership and Home Properties of the commencement of such action, Disbursing Agent shall be released from all liability with respect to the Deposit, except to the extent of accounting for any moneys previously delivered by Disbursing Agent out of escrow. Disbursing Agent shall not be liable to either the Partnership or Home Properties, other than for performance of its duties under this Agreement or his gross negligence or intentional wrongdoing. Disbursing Agent may rely upon the genuineness or authenticity of any document tendered to it by either the Partnership or Home Properties, and shall be under no duty of independent inquiry with respect to any acts or
circumstances  recited   in   such  document.   The  Partnership  and  Home
Properties shall indemnify, defend and hold harmless Disbursing Agent from and against all cost, claims or liabilities arising from the performance by Disbursing Agent of his obligations under this Agreement, other than for his failure to comply herewith, gross negligence or intentional wrongdoing.

          (d) As  used  in  this SECTION 9.14, the term
"DEPOSIT" shall refer to the amount  set forth at SECTION 9.14(a), together
with all interest thereon.   The Deposit shall be held by the Disbursing
Agent in one (1) or more federally-insured money market accounts acceptable to both the Partnership and Home Properties, or in short-term United States government obligations having a maturity date which is acceptable to the General Partner and Home Properties or in one (1) or more interest-bearing deposit accounts of a bank or other financial institution acceptable to the General Partner and Home Properties.
The Partnership's taxpayer identification number is 38-3136626; Home Properties' taxpayer identification number is 16-1455130.

     9.15 PLANS. The Company agrees to provide Home Properties with all plans and architectural drawings in its possession for the improvements completed at the Property, including, without limitation, all "as built" plans in its possession and the Company further agrees that it will endeavor to make the same available to Home Properties for inspection at the Company's office or at the Property during the Due Diligence Period and to turn over the same to Home Properties at Closing.

     9.16 SURVIVAL. The representations and warranties of HME and Home Properties, the Partnership and the Company will survive Closing for a period of one (1) year, except as otherwise specifically provided herein.

     9.17 COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original for all purposes and all of which, when taken together, shall constitute one (1) and the same instrument.

                                ARTICLE X.

                            CLOSING DOCUMENTS

     10.1 CLOSING DOCUMENTS.

          (a) At the time of Closing, the Company and the Partnership shall deliver to Home Properties the following:

               (i) Properly executed Assignments to Home Properties of no less than one hundred percent (100%) of the Interests;

               (ii)  A current rent roll ("RENT ROLL") certified,  as of the date of Closing, which shall include a correct list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits along with a copy of all leases shown on the Rent Roll;

               (iii)  A  certificate  of  title  and  any other documentation necessary to transfer title to any vehicles, if any;

               (iv)  Copies of the personnel files of all employees employed at the Property by the Company, if any, and remaining in the employment of Home Properties after the Closing;

               (v) An executed original of the Registration Rights Agreement and the Lock-Up Agreement in the form attached hereto as EXHIBIT D and EXHIBIT F, respectively;

               (vi)  An  estoppel   certificate  from  the  Existing  Lender
                    confirming that there is no default under the Existing Loan, and that there exists no event that with the passage of time or the giving of notice, or both, would constitute such a default;

               (vii) Any and all affidavits, certificates or other documents
                    reasonably   and  customarily  required  by  the  Title
                    Company in order to cause it to issue the title policy regarding the Property in the form and condition required by this Agreement;

               (ix) All  keys to the Property  in  the  possession  of  the
                    Company, which shall remain at the rental office and need not be brought to Closing;

               (x) Such evidence of the Company's power and authority as the Title Company may reasonably request;

               (xi)  A  signed counterpart of the Escrow Agreement  in  form substantially similar to EXHIBIT G; and

               (xii)  Any  additional  funds, documents and/or instruments as may be necessary for  the  proper  performance  by  the
                    Company   of   its  obligations  contemplated  by  this
                    Agreement.

               (xiii)  The representation  letter substantially in the form of
                    EXHIBIT C.

          (b) At the time of Closing, Home Properties shall deliver to the Partnership the following:

               (i) Evidence of organization, existence  and  authority  of
                    Home  Properties  and  HME  and  the  authority of each
                    person   executing   documents   on  behalf  of   each,
                    reasonably satisfactory to the Partnership;

               (ii) Such cash as may be required of Home  Properties to pay closing costs or charges properly allocable to Home Properties;

               (iii) An  Amendment  to  the   Home  Properties'  Partnership
                    Agreement   in  the  form  necessary   to   admit   the
                    Partnership as limited partners of Home Properties and evidencing the issuance of the OP Units required pursuant to this Agreement;

               (iv) An  executed  original   of   the  Registration  Rights
                    Agreement in the form attached hereto as EXHIBIT D; and

               (v) Any additional funds, documents and/or instruments as may be necessary for the proper performance by Home Properties of its obligations contemplated by this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                               [END OF TEXT]

                             SIGNATURE PAGE TO
                          CONTRIBUTION AGREEMENT
                BETWEEN HOME PROPERTIES OF NEW YORK, L.P.,
                DEERFIELD WOODS VENTURE LIMITED PARTNERSHIP
                  AND DEERFIELD WOODS HOME PROPERTIES LLC


                         COMPANY:

                         Deerfield Woods Home Properties LLC,
                         a Michigan limited liability company

                         By: Deerfield Woods Venture Limited Partnership,
                              a Michigan limited partnership
                         Its: sole member

                         By:  ---------------------------------,
                              a ----------------------------------
                         Its: General Partner



                         By:
                              ---------------------------------,
                              Printed Name: ----------------
                         Its:
                                   ---------------------------------,

                             SIGNATURE PAGE TO
                          CONTRIBUTION AGREEMENT
                BETWEEN HOME PROPERTIES OF NEW YORK, L.P.,
                DEERFIELD WOODS VENTURE LIMITED PARTNERSHIP
                  AND DEERFIELD WOODS HOME PROPERTIES LLC


                         PARTNERSHIP:

                         DEERFIELD WOODS VENTURE LIMITED PARTNERSHIP, a Michigan limited liability company

                         By: ,
                                   ---------------------------------,
                              a
                                 ----------------------------------
                         Its: General Partner



                         By:
                                   ---------------------------------,
                              Printed Name:
                                    --------------------
                         Its:
                                   ---------------------------------,

                             SIGNATURE PAGE TO
                          CONTRIBUTION AGREEMENT
                BETWEEN HOME PROPERTIES OF NEW YORK, L.P.,
                DEERFIELD WOODS VENTURE LIMITED PARTNERSHIP
                  AND DEERFIELD WOODS HOME PROPERTIES LLC


                         HOME PROPERTIES:

                         HOME PROPERTIES OF NEW YORK, L.P.,
                         a New York limited liability company

           By: Home Properties of New York, Inc.,
                              a New York corporation
                         Its: General Partner



                         By:
                             ---------------------------------,
                         Printed Name:
                                     --------------------
                         Its:
                                   ---------------------------------,

                             SIGNATURE PAGE TO
                          CONTRIBUTION AGREEMENT
                BETWEEN HOME PROPERTIES OF NEW YORK, L.P.,
                DEERFIELD WOODS VENTURE LIMITED PARTNERSHIP
                  AND DEERFIELD WOODS HOME PROPERTIES LLC


                         DISBURSING AGENT:

                         (Solely for the purpose of acknowledging receipt of this Agreement and its agreement to perform the obligations specifically provided herein to be performed by it):

                                                                ,
                          ---------------------------------,
                         a
                             -------------------------------



                         By:
                                   ---------------------------------,

                              Printed Name:
                                                         -------------
                         Its:
                                   ---------------------------------,